Exhibit 10.1

September 6, 2019

STRICTLY PRIVATE & CONFIDENTIAL

Dear Jacky,

We have received your resignation letter dated Sept 4, 2019. This notification outlines the terms governing your employment termination with Yum China Holdings, Inc. (the Company).

Termination Date

As mutually agreed, your effective termination date is Oct 16, 2019, with last day of service on Oct 15, 2019.

Discretionary Provisions

Subject to your signing the Post-Termination Agreement (attached) and acknowledging acceptance of the terms of the letter by Sept 6, 2019 and the Compensation Committee’s final approval, the Company will provide you:

(1)	Pro-rated 2019 annual cash bonus for Jan 1 to Oct 15, 2019, payable in Feb 2020 after the Team Factor and Individual Factors results are confirmed. Payment is subject to tax withholding.

(2)	A one-time discretionary payment of HK$ 2,613,000 on Oct 31, 2019.

ORSO Provident Fund

The ORSO fund scheme is administered by Mercer Consulting. HR (ext.7811) will provide you the necessary assistance in your application for the transfer / withdrawal of the vested ORSO Plan benefit.

Outstanding Annual Leave

Please seek the approval of your manager in making proper arrangement to clear your outstanding leave, if any. Should you have any outstanding annual leave as of October 15, 2019, you will receive payment in lieu together with your last payment, in compliance with legal requirement.

Repatriation

Repatriation will be administered in accordance with the Company’s policies.

Pro-rated 2019 Home Leave Passage Budget

You may utilize the unused home leave budget balance, if any, in accordance with the home leave policy until Oct 15, 2019. Any unused portion of the budget after this date will be forfeited.

Company Housing

HR Admin will co-ordinate with you regarding the termination of the Company house lease, on a mutually agreed date, within one week from Oct 16, 2019.

Medical and Insurance Coverage

Your medical and life insurance coverage will continue until Oct 15, 2019.

Long Term Incentive Plan - Stock Appreciation Rights (SAR)/ Restricted Stock Units

You have the right to exercise, with pre-clearance from Legal pursuant to the Company’s trading policies, the vested YUMC SARS within 90 days from your last day of service, after which such vested SAR will be forfeited. All Restricted Stock Units held by you that are not vested as of your last service date will be forfeited. Gains, if any, from LTI awarded after 2017 are subject to China IIT withholding, while gains realized from LTI granted in 2017 and before are subject to Hong Kong tax withholding under the grandfathered provision.

On behalf of the management team, we would like to thank you for your past contributions. And we wish you the very best in your future endeavors.

Yours sincerely,

For and on behalf of Yum China Holdings, Inc

/s/ Aiken Yuen
Aiken Yuen
Chief People Officer

Please acknowledge acceptance of the above terms by signing and returning the duplicate of this letter and the attached Post Termination Agreement to the undersigned by Sept 6, 2019.

Acknowledged and accepted by:

/s/ Jacky Lo	September 6, 2019
Jacky Lo	Date

**Private & Confidential**

September 6, 2019

Yum China Holdings, Inc.

POST-TERMINATION AGREEMENT

Yum China Holdings, Inc. (“the Company”), and Jacky Lo (“Employee”) agree that this Post-Termination Agreement (“Agreement”) sets out their complete agreement and understanding regarding the post-termination undertakings of the Employee in favor of the Company

1.	The Company and Employee agree that Employee’s employment with the Company will terminate on October 16, 2019 (“Termination Date”) with last employment date on Oct 15, 2019.

2.	In consideration of the discretionary prorated bonus (Jan 1 – Oct 15, 2019) and a one-time discretionary payment of HK$2,613,000 to the Employee, the Employee undertakes to the Company as follows:

(a)

Non-Disclosure: Employee will keep secret and shall not, after the Termination Date, use for his own or another’s advantage, or reveal to any person, firm, company or organization, and shall use his best endeavors to prevent the publication or disclosure of any of the trade secrets, business methods, computer systems or any information, in written or electronic form, (including strategic plans and annual operating plans but excluding any such information or data which enters the public domain except through default) which he knew or ought reasonably to have known to be confidential concerning the business or affairs of the Company or any of its affiliates, vendors, customers or other third parties, so far as they came to his knowledge during his employment with the Company.

The restriction in this clause shall not apply to any disclosure or use authorized by the management of the Company or required by law and it shall not apply so as to prevent the Employee from using his own personal skill in any business in which he may lawfully engage (subject to clause hereunder) after the Employee’s employment with the Company is terminated. In addition, the foregoing shall not limit the Employee’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the United States Securities and Exchange Commission.

(b)

Non-Disparagement: Employee will not do or say anything which criticizes or disparages the Company or its affiliates, its management, practices, or product which disrupts or impairs the Company’s normal, ongoing business operations; or which harms the Company’s reputation with its employees, customers, suppliers, or the public.

(c)

Non-Solicitation: For a period of two (2) years after the Termination Date, the Employee will not endeavor (whether on his own account or for any other person, firm, company or organization) to entice away from the Company or any of its affiliates in the People’s Republic of China, Hong Kong and US any employee employed as at the Termination Date or at any time within a period of 12 months prior to that date and with whom the Employee has worked or with whom he has had personal contact as part of his employment with the Company.

(d)

Non-Competition: In connection with the discretionary payment under Section 2 which is acknowledged as inclusive of any legally mandated economic compensation for the enforcement of this non-compete covenant, the Employee, for a period of one (1) year after the Termination Date, shall not be engaged or interested (whether as principal, servant, agent, consultant or otherwise) in any trade or business in the People’s Republic of China and Hong Kong he has been involved or with which he has been concerned as part of his employment with the Company and its affiliates and which is similar to, and by virtue of its location, competes with, any trade or business being carried on as at the Termination Date by the Company or any of its affiliates i.e. the restaurant industry including without limitation McDonalds’, Burger King, Starbucks, Wendy’s, Popeye, Domino’s Pizza, Papa John’s, Little Caesars Pizza, Dicos and Subway.

Should the Employee violate and/or fail to comply with the above stated non-compete terms within one year from the effective date of termination, the Employee is required to pay the Company liquidated damage of three (3) times the gross non-compete compensation (discretionary payment under Section 2). If the total damage and/or cost to the Company (including but not limited to the loss of business, revenue and profit, and fees incurred in recouping the appropriate compensation from the Employee) is higher, the Company reserves the right to seek further compensation from the Employee.

(e)

Release: The Employee waives all rights and claims he may have for any personal or monetary relief arising from the Employee’s employment with the Company, or the termination of employment with the Company.

(f)

Reasonable Cooperation in Investigation and Litigation: In the event the Company becomes involved in investigations, audits or inquiries, tax examinations or legal proceedings, by a judicial, governmental or regulatory authority, of any nature, related directly or indirectly to events that occurred during your employment and about which the Employee has or may have personal knowledge, the Employee agrees that he will be reasonably available upon reasonable notice from the Company, to answer discovery requests, give depositions or testify, with respect to matters of which the Employee has or may have knowledge as a result of or in connection with his employment relationship with the Company. In performing the obligations under this section, the Employee agrees that he will truthfully, forthrightly and completely provide the information reasonably requested. The Company will reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in connection with such cooperation. The parties understand and acknowledge that this provision is not intended to restrict the Employee’s ability to become employed by another employer or unreasonably interfere with such employment.

3.	The Employee confirms and acknowledges that:

(i)	each of the clauses in this Agreement constitutes an entirely separate and independent restriction on the Employee;

(ii)	that the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company and its affiliates;

(iii)

if any such restriction shall be adjudged by any court of competent jurisdiction to be void and unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced and/or the area dealt with thereby was reduced, the said restriction shall apply within the jurisdiction of that court with modifications as may be necessary to make it valid and effective.

4.

None of the restrictions in this Agreement shall prevent the Employee from having an interest in any securities (such term to include stocks, shares and debentures) unless they are securities to which both of the following conditions apply:

(a)

the company which issued securities carries on, or is the holding company of a company carrying on, a business which is similar to or in competition with any business for the time being carried on by the Company or any of its affiliates; and

(b)

the securities are not listed or quoted on a Stock Exchange or, if they are so listed and quoted, they represent more than one per cent in nominal value or (in the case of securities not having a nominal value) in number of a class of securities which are so listed and quoted.

5.	The undertakings given in clause 2 of this Agreement are given in favor of Company and its affiliates.

6.	Employee acknowledges that:

A.	EMPLOYEE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS TERMS AND CONDITIONS.

B.	EMPLOYEE HAS HAD THE OPPORTUNITY TO OBTAIN ALL ADVICE AND INFORMATION EMPLOYEE DEEMS NECESSARY ABOUT MATTERS RELATING TO THIS AGREEMENT.

C.	EMPLOYEE HAS NOT BEEN COERCED INTO SIGNING THIS AGREEMENT AND VOLUNTARILY AGREES TO ABIDE BY ITS TERMS BECAUSE THEY ARE SATISFACTORY.

D.	NO PROMISE OR INDUCEMENT OF ANY KIND HAS BEEN MADE TO EMPLOYEE BY THE COMPANY OR ANYONE ELSE TO CAUSE EMPLOYEE TO SIGN THIS AGREEMENT, EXCEPT AS SET FORTH ABOVE.

E.	THE PAY AND OTHER BENEFITS THAT EMPLOYEE WILL RECEIVE AS A RESULT OF SIGNING THIS AGREEMENT ARE ADEQUATE AND THE ONLY CONSIDERATION FOR THIS AGREEMENT.

/s/ Jacky Lo	September 6, 2019
Employee: Jacky Lo	Date

/s/ Aiken Yuen	September 6, 2019
Aiken Yuen	Date
For and on behalf of
Yum China Holdings, Inc.